Exhibit 4.5

DIACRIN, INC.

NON-STATUTORY STOCK OPTION AGREEMENT

     1. Grant of Option. Diacrin, Inc., a Delaware corporation (the “Company”), hereby grants to Dr. Denise Faustman (the “Optionee”) an option to purchase an aggregate of Four Hundred Twenty Eight Thousand Two Hundred and Eleven (428,211) shares of Common Stock (“Common Stock”) of the Company at a price of $1.25 per share (the “Option Price”), purchasable as set forth in and subject to the terms and conditions of this Agreement.

     2. Non-Statutory Stock Option. This option is not intended to qualify as an incentive stock option within the meaning of Section 422 of the Internal Revenue Code of 1986, as amended (the “Code”)

     3. Exercise of Option and Provisions for Termination. Subject to the conditions set forth in this Agreement, this option shall be exercised by the Optionee’s delivery of written notice of exercise to the Treasurer of the Company, specifying the number of shares to be purchased and the purchase price to be paid therefor and accompanied by payment fin full in accordance with Section 4. Such exercise shall be effective upon receipt by the Treasurer of the Company of such written notice together with the required payment. The Optionee may purchase less than the number of shares covered hereby, provided that no partial exercise of this option may be for any fractional share or for fewer than ten whole shares. Except as otherwise provided in this Agreement, this option may be exercised prior to the tenth anniversary of the date of grant (the “Expiration Date”).

     4. Payment of Purchase Price. Payment of the Option Price for shares purchased upon exercise of this option shall be made by delivery to the Company of cash or a check to the order of the Company, or pursuant to an Option Price Credit (as defined below), or a combination thereof, in an amount equal to the Option Price of such shares. In the event that the Optionee renders consulting services to the Company at the Company’s request; the Optionee may elect to forego cash payment for such services and receive a credit against the payment of the Option Price in the amount of $250 for each hour of consulting services so rendered (the “Option Price Credit”). The Optionee shall notify the Company in writing prior to rendering any consulting services requested by the Company as to whether she desires to receive an Option price Credit in connection with such services.

     5. Delivery of Shares; Compliance With Securities Laws, Etc.

               a. General. The Company shall, upon payment of the Option Price for the number of shares purchased and paid for, make prompt delivery of such shares to the Optionee, provided that if any law or regulation requires the Company to take any action with respect to such shares before the issuance thereof, then the date of delivery of such shares shall be extended for the period necessary to complete such action.

               b. Listing, Qualification, Etc. This option shall be subject to the requirement that if, at any time, counsel to the Company shall determine that the listing, registration or qualification of the shares subject hereto upon any securities exchange or under any state or federal law, or the consent of approval of any governmental or regulatory body, or that the disclosure of non-public information or the satisfaction of any other condition is necessary as a condition of, or in connection with, the issuance or purchase of shares hereunder, this option may not be exercised, in whole or in part, unless such listing, registration, qualification, consent or approval, disclosure or satisfaction of such other condition shall have been effected or obtained on terms acceptable to the Board of Directors of the Company, provided that the Expiration Date shall be extended for the duration of the period, if any, between the receipt of Optionee’s notice of exercise and the satisfaction by the Company of the conditions referred to in this subsection. Nothing herein shall be deemed to require the Company to apply for, effect or obtain such listing, registration, qualification or disclosure, or to satisfy such other condition, provided that if the Common Stock, at the time of exercise of this option is listed or qualified on any securities exchange, the Company shall, to the extent permissible by the rules of such exchange, include the shares issuable upon exercise of this option in such listing or qualification. The Company agrees to use its best efforts to include the shares of Common Stock issuable upon exercise of this option in any registration statement on Form S-8 (or any successor form thereto) filed under the Securities Act of 1933, as amended, with respect to the Company’s option plans, but only to the extend the Company is permitted to include such shares on such Form under applicable Securities and Exchange Commission rules and regulations, provided that nothing in this sentence shall be construed to require the Company to file any such registration statement.

     6. Nontransferability of Option. This option is personal and no rights granted hereunder may be transferred, assigned, pledged or hypothecated in any way (whether by operation of law or otherwise) nor shall any such rights be subject to execution, attachment or similar process, except that this option may be transferred (i) by will or the laws of descent and distribution or (ii) pursuant to a qualified domestic relations order as defined in Section 414(p) of the Code. Upon any attempt to transfer, assign, pledge, hypothecate or otherwise dispose of this option or of such rights contrary to the provisions hereof, or upon the levy of any attachment or similar process upon this option or such rights, this option and such rights shall, at the election of the Company, become null and void.

     7. No Special Consulting or Similar Rights. Nothing contained in this Agreement shall be construed or deemed by any person under any circumstances to bind the Company to enter into or maintain any consulting or other relationship with the Optionee for the period within which this option may be exercised.

     8. Rights as a Shareholder. The Optionee shall have no rights as a shareholder with respect to any shares which may be purchased by exercise of this option (including, without limitation, any rights to receive dividends or non-cash distributions with respect to such shares) unless and until a certificate representing such shares is duly issued and delivered to the Optionee. No adjustment shall be made for dividends or other rights for which the record date is prior to the date such stock certificate is issued.

     9. Restriction on Sales of Shares.

               a. Definitions. As used herein, the following terms shall have the following respective meanings:

          (1) Group shall mean (A) the Optionee, (B) the spouse, parents, siblings and lineal descendants of the Optionee, (C) a trust for the benefit of any of the foregoing and (D) any distributee, legatee or devisee of the Optionee, in each case who agrees in writing to be bound by and comply with this Agreement to the same extent as the Optionee.

          (2) Sale/Sell, as to any Share, shall mean to sell, or in any other way directly or indirectly transfer, assign, distribute, encumber or otherwise dispose of, either voluntarily or involuntarily; provided, however, that the Optionee shall not be deemed to Sell the Shares if such Shares are transferred to a member of the Group of the Optionee and such person agrees to be bound by the terms of this Agreement to the same extent as the Optionee.

          (3) Selling Group shall mean the Group of the Optionee proposing to Sell any of the Shares, or which has delivered a notice of intention to Sell, pursuant to Section 9(c) hereof.

          (4) Shares shall mean all shares of Common Stock acquired by the Optionee pursuant to this Agreement.

               b. Restriction on Sale. The Optionee hereby agrees that she shall not Sell any Shares except to a member of the Group of the Optionee (provided such member shall agree in writing in advance of any Sale of Shares hereunder that such member shall be bound by and comply with the terms and provisions hereof as if such member were the Optionee hereunder), or except in accordance with the provisions of Section 9(c).

               c. Procedures on Sale of Stock to Third Parties. Except as otherwise expressly provided herein, the Optionee hereby agrees, and each member of the Group to which the Optionee belongs shall be deemed to agree, that she, he or it shall not Sell any Shares except in accordance with the following procedures:

          (i) The Selling Group shall first deliver to the Company a written notice, which shall be irrevocable through the date of sale set forth in Section 9(c)(iii) below, offering all or any part of the Shares owned by the Selling Group at the purchase price and on the terms specified therein, whereupon the Company shall have the right and option to purchase all or any portion of the Shares so offered at the purchase price and on the terms stated in the notice of intention to Sell (such acceptance to be made by the delivery of a written notice to the Selling Group within the 30-day period after delivery of the aforesaid notice of intention to sell, which acceptance shall indicate the number of Shares to be purchased).

          (ii) The Company shall have the right to assign its right to purchase Shares pursuant to Section 9(c)(i) above to one or more persons or entities, including to stockholders of the Company.

          (iii) Sales of Shares under the terms of Section 9(c)(i) above shall be made at the offices of the Company on a mutually satisfactory business day within 30 days after the expiration of the aforesaid 30-day period, or on such earlier dates following expiration of the 30-day period in Section 9(c)(i) above as may be agreed upon by the Company. Delivery of certificates or other instruments evidencing such Shares duly endorsed for transfer to the Company shall be made on such date against payment of the purchase price therefor by check or wire transfer of funds.

          (iv) If effective acceptance shall not be received pursuant to Section 9(c)(i) above with respect to the Shares offered for sale pursuant to the aforesaid written notice, then the Selling Group may Sell all or any part of the remaining Shares so offered for sale at a price not less that the price, and on terms not more favorable to the purchaser thereof, than the terms, stated in the written notice of intention to Sell, at any time within 90 days after the expiration of the offer made pursuant to Section 9(c)(i) above. In the event of the remaining Shares are not sold by the Selling Group to Sell such remaining shares shall expire and the obligations of this Section 9(c) shall be reinstated; provided, however, that in the event the Selling Group determines, at any time during such 90-day period, the sale of all or any part of the remaining Shares on the terms set forth in the written notice of intention to Sell is impractical, the Selling Group may terminate the offer and reinstate the procedure provided in this Section 9(c) without waiting for the expiration of such 90-day period.

          (v) Notwithstanding anything contained herein to the contrary, any purchaser of Shares shall agree in writing in advance of any purchase of Shares hereunder that it or he, as the case may be, shall be bound by and comply with the terms and provisions of this Agreement as if such purchaser were the “Optionee” hereunder, and the Shares so purchased shall continue to be subject to repurchase as herein provided.

          (vi) Notwithstanding anything contained herein to the contrary, the right of the Company to purchase Shares owned by the Selling Group pursuant to this Section 9(c) shall terminate effective as of the closing of the Company’s initial public offering of Common Stock pursuant to a registration statement filed under the Securities Act of 1933, as amended.

          d. Escrow Arrangement; Distributions; Rights as a Stockholder.

          (i) All of the certificates representing the Shares, duly endorsed in blank or with undated stock powers attached thereto, shall be held in escrow by an independent escrow agent mutually acceptable to the Company and the Optionee until (A) such Shares are repurchased by the Company as provided in Section 9(c) hereof or (b) if earlier, the expiration of the period(s) during which the Company may repurchase Shares hereunder. All fees charged by the escrow agent and expenses relating thereto shall be paid by the Company.

          (ii) Except for the restrictions contained in this Agreement, upon exercise of the Option with respect to any Shares, the Optionee shall have all the rights as a stockholder of such Shares, subject to any limitations imposed thereon by the Certificate of Incorporation of the Company.

     10. Adjustment Provisions.

               a. Changes in Capital Structure. Subject to Section 10(b), in the event the Common Stock is changed by reason of a stock split, reverse stock split, stock dividend or recapitalization, or converted into or exchanged for other securities as a result of a merger, consolidation or reorganization, the Board of Directors of the Company shall make such adjustment in the number and class of shares of stock with respect to which Options may be granted under this Agreement as shall be equitable and appropriate in order to make this option, as nearly as may be practicable, equivalent to the option outstanding immediately prior to such change. A corresponding adjustment changing the number and class of shares allocated to, and the option price of, this option or portion thereof outstanding at the time of such change shall likewise be made.

               b. Corporate Transactions. The following rules shall apply in connection with the dissolution or liquidation of the Company, a reorganization, merger or consolidation in which the Company is not the surviving corporation, a sale of all or substantially all of the assets of the Company to another person or entity, or a transaction in which all of the stockholders of the Company exchange their Common Stock for cash and/or securities (a “Corporate Transaction”):

          (i) In the event the Company is party to a merger or other reorganization, this option shall be subject to the agreement of merger or reorganization. Unless otherwise provided in such agreement of merger or reorganization, subject to Section 10(b)(ii) hereof, upon the occurrence of a Corporate Transaction, this option shall automatically terminate; provided, however, that the Optionee shall either (A) be given (I) written notice of such Corporate Transaction at least 20 days prior to its proposed effective date (as specified in such notice) and (II) an opportunity, during the period commencing with delivery of such notice and ending ten days prior to such proposed effective date, to exercise this option to the full extent to which this option would have been exercisable by the Optionee at the expiration of such 20-day period, or (B) be paid in cash or securities an amount equal to the excess of the fair market value (as determined by the Board of Directors of the Company as of the date of the Corporate Transaction) of the shares of Common Stock with respect to which this option is then exercisable over the option price of such shares; and

          (ii) Provisions may be made in connection with such Corporate Transaction for the assumption of this option by, or the substitution for this option of, new options covering the stock of, the surviving, successor or purchasing corporation, or a parent or subsidiary thereof, with appropriate adjustments as to the number, kind and option price prices of shares subject to this option.

               c. Special Rules. The following rules shall apply in connection with Section 10(a) and (b) above:

          (i) No fractional shares shall be issued as a result of any such adjustment, and any fractional shares resulting from the computations pursuant to Section 10(a) or (b) shall be eliminated;

          (ii) No adjustment shall be made for cash dividends or the issuance to stockholders of rights to subscribe for additional shares of Common stock or other securities; and

          (iii) Any adjustments referred to in Section 10(a) or (b) shall be made by the Board of Directors in its sole discretion and shall be conclusive and binding on the Optionee.

     11. Withholding Taxes. The Company’s obligation to deliver shares upon the exercise of this option shall be subject to the Optionee’s satisfaction of applicable federal, state and local income tax withholding requirements, if any.

     12. Investment Representations; Legends.

               a. Representations. The Optionee represents, warrants and covenants that:

          (i) Any shares purchased upon exercise of this option shall be acquired for the Optionee’s account for investment only, and not with a view to, or for sale in connection with, any distribution of the shares in violation of the Securities Act of 1933 (the “Securities Act”), or any rule or regulation under the Securities Act.

          (ii) The Optionee has had such opportunity as she has deemed adequate to obtain from representatives of the Company such information as is necessary to permit the Optionee to evaluate the merits and risks of her investment in the Company.

          (iii) The Optionee is able to bear the economic risk of holding such shares acquired pursuant to the exercise of this option for an indefinite period.

          (iv) The Optionee understands that (A) the shares acquired pursuant to the exercise of this option will not be registered under the Securities Act and are “restricted securities” within the meaning of Rule 144 under the Securities Act; (B) such shares cannot be sold, transferred or otherwise disposed of unless they are subsequently registered under the Securities Act or an exemption from registration is then available; (C) in any event, an exemption from registration under Rule 144 or otherwise under the Securities Act will not be available for at least two years and even then will not be available unless a public market then exists for the Common Stock, adequate information concerning the Company is then available to the public, and other terms and conditions of Rule 144 are complied with; and (D) there is now no registration statement on file with the Securities and Exchange Commission with respect to any stock of the Company and the Company has no obligation or current intention to register any shares acquired pursuant to the exercise of this option under the Securities Act.

          (v) The Optionee agrees that, if the Company offers any of its Common Stock for sale pursuant to a registration statement under the Securities Act, the Optionee will not, without the prior written consent of the Company, offer, sell, contract to sell or otherwise dispose of, directly or indirectly, any shares purchased upon exercise of this option for a period of 180 days (or such lesser period as the Company’s officers, directors and other significant stockholders may agree upon with the underwriters in such offering) after the effective date of such registration statement.

By making payment upon exercise of this option, the Optionee shall be deemed to have reaffirmed, as of the date of such payment, the representations, warranties and covenants made in this Section 12.

               b. Legend on Stock Certificate. All stock certificates representing shares of Common Stock issued to the Optionee upon exercise of this option shall have affixed thereto legends substantially in the following forms, in addition to any other legends required by applicable law:

“THE SHARES REPRESENTED BY THIS CERTIFICATE HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED, THE SHARES HAVE BEEN ACQUIRED FOR INVESTMENT AND MAY NOT BE PLEDGED, HYPOTHECATED, SOLD OR OTHERWISE TRANSFERRED IN THE ABSENCE OF AN EFFECTIVE REGISTRATION STATEMENT FOR THE SHARES UNDER SUCH ACT OR AN OPINION OF COUNSEL TO THE ISSUER THAT REGISTRATION IS NOT REQUIRED UNDER SUCH ACT. ADDITIONALLY, THE TRANSFER OF THE SHARES REPRESENTED BY THIS CERTIFICATE ARE RESTRICTED PURSUANT TO THE PROVISIONS SPECIFIED IN THE NON-QUALIFIED STOCK OPTION AGREEMENT, DATED AS OF DECEMBER 10, 1993 BETWEEN DIACRIN, INC. AND DR. DENISE FAUSTMAN, AND NO TRANSFER OF THESE SHARES SHALL BE VALID OR EFFECTIVE UNTIL SUCH CONDITIONS HAVE BEEN FULFILLED. COPIES OF SUCH AGREEMENT MAY BE OBTAINED AT NO COST BY WRITTEN REQUEST MADE BY THE HOLDER OF RECORD OF THIS CERTIFICATE TO THE SECRETARY OF DIACRIN, INC.”

     13. Miscellaneous.

               a. Except as provided herein, this option may not be amended or otherwise modified unless evidenced in writing and signed by the Company and the Optionee.

               b. All notices under this option shall be mailed or delivered by hand to the parties at their respective addresses set forth beneath their names below or at such other address as may be designated in writing by either of the parties to one another.

               c. This option shall be governed by and construed in accordance with the laws of the Commonwealth of Massachusetts.

Date of Grant:	DIACRIN, INC.

December 10, 1993	By:	/s/ Thomas H. Fraser

	Title:	President and Chief
Executive Officer

	Address:	Building 96-13th Street
Charlestown Navy Yard
Charlestown, MA 02129

/s/ Denise Faustman

Denise Faustman, M.D., Ph.D.

	Address:	Immunobiology Laboratory
Massachusetts General
Hospital
MGH East
Building 149, 3rd Floor
Charlestown, MA 02129